                         SUMMARY OF CONSULTING AGREEMENT

     In January 2003, James River Group, Inc. entered into an oral consulting agreement (the "Agreement") with Richard W. Wright, the Chairman of the board of directors. Pursuant to the Agreement, Mr. Wright currently receives a fee of
$60,000 per year. The Agreement may be terminated by either party with 90 days written notice, and will terminate immediately prior to completion of this offering. Upon completion of the offering, we will enter into a new consulting agreement with Mr. Wright, pursuant to which he will receive a fee of $40,000 for his consulting services.